Corporate Profile U.S. Foodservice Inc.


Facts & Figures

Name                                   U.S. Foodservice Inc.
Head Office                            Columbia, Maryland, USA
Number of distribution centers
     (as of March 7, 2000)             40
Number of associates                   13,250
Main trade areas                       North east, eastern seaboard, West Coast,
                                       Texas and Oklahoma

Executive Board                        Jim Miller, President & CEO
                                       Mark Kaiser, Executive Vice President,
                                       Sales, Marketing & Procurement
                                       George Megas, Senior Vice President & CFO

Fiscal Year                            July 1, 1998 to June 30, 1999
Fiscal 1999 sales                      USD 6.2 billion
Fiscal 1999 EBITA                      USD 229.2 million
Fiscal 1999 net earnings               USD 83.2 million
Fiscal 1999 earnings per share         USD 0.91 (before acquisitions and
                                       extraordinaries)

Capital Structure                      101.5 million common shares outstanding
                                       (Ten top institutional investors own
                                       47.4% of the company)


Company Overview

Currently ranked second in the food service market, U.S. Foodservice distribution centers cover 85% of the US population. It has a stable customer base of over 140,000 customers nationwide. The company's top 10 customers make up 15% of its total sales. These diverse customers include Buffet's Inc., Perkins Family Restaurants, Subway, Pizzeria Uno, Ruby Tuesday and Chili's. Operating through a hybrid structure, U.S. Foodservice has centralized purchasing, finance & accounting and decentralized sales to independent restaurants which are serviced from one of its 40 distribution centers.


Growth Strategy

U.S. Foodservice drives local market share to improve customer service, and as a result profitability. The company is rapidly expanding its existing business.
Last year it completed several acquisitions in line with its growth strategy, broadening its geographic reach. U.S. Foodservice also has an important line of signature brand products with considerable potential for synergies with Ahold's retail operations.


Business Overview

The American food service business is fragmented. U.S. Foodservice is seen as a preferred partner in the industry as witnessed by the four acquisitions it has made in the current fiscal year, worth well in excess of $500 million. It is the second leading food distribution company in the US where over 3000 food service distributors operate nationwide. The top four make up 22% of the market. 1999 statistics show that US consumers spent a total of $732 billion on food purchases. That figure is virtually split between those who consume food at home ($365 billion) and those who eat away from home ($367 billion). U.S. Foodservice intends to be at the forefront of satisfying those customers who choose to purchase their food prepared away from home. There is considerable potential to blend Ahold's US food store operations with the institutional food service market, offering benefits to all parties involved.


Broad range of quality items

U.S. Foodservice is a leading distributor of food and related products and services to restaurants and institutional food service establishments across the United States. U.S. Foodservice markets and distributes more than 40,000 national, private label, and signature brand items to over 140,000 food service customers, including restaurants, hotels, sports stadiums, healthcare facilities, cafeterias, schools, military and government facilities.


E-commerce comes online

U.S. Foodservice is using the internet to service its customers. It has launched a large-scale e-commerce enterprise enabling customers to order kitchen supplies, business equipment and gourmet food items through the business-to-business website. These activities are expected to generate sales of approximately USD 530 million annually. This website can be found at: www.nextdaygourmet.com


Background

U.S. Foodservice (NYSE: UFS) was formed from a merger between JP Foodservice and Rykoff Sexton on December 23, 1997, thus creating the nation's second largest broadline food service distributor. The new company can trace its roots back to the 1800's and represents the clustering of many respected and successful brand names. In 1999, the company's national presence grew further with a series of acquisitions, including one in New York and another in southern California.

The three major food service markets in the US are located in Chicago, New York and Southern California. U.S. Foodservice owns approximately 50 major brands actively marketed under such well-known names as Roseli (R), Cross Valley Farms
(R), Rituals (R), El Pasado Authentic Mexican Cuisine With A Touch of The Past(R) and Harbor Banks (R).


U.S. Foodservice is a registered trademark

Ahold Corporate Communications:
Hans Gobes, Senior Vice President Corporate Communications
tel: +31 75 659 5665, after office hours: +31 6 55 822 298
Jan Hol, Vice President Public Relations
tel: +31 75 659 5720, after office hours: +31 6 22 933 137
U.S. Foodservice Communications:
Bonna Walker, Vice President Public Relations
tel: +1 410 312 7520

U.S. Foodservice stockholders are advised to read the tender offer statement regarding the acquisition of U.S. Foodservice referenced in this fact sheet, which will be filed by Ahold Acquisition, Inc. and Koninklijke Ahold N.V. with the U.S. Securities and Exchange Commission and the related solicitation/recommendation statement which will be filed by U.S. Foodservice with the Commission. The tender offer statement (including an offer to purchase, letter of transmittal and related tender offer documents) and the solicitation/recommendation statement will contain important information which should be read carefully before any decision is made with respect to the offer. These documents will be made available to all stockholders of U.S. Foodservice, at no expense to them, by contacting information agent, Morrow & Co, Inc. Stockholders please call: US 800 566 9061. These documents also will be available at no charge at the SEC's website at www.sec.gov.

This announcement contains certain statements that are neither reported financial results nor other historical information. These statements are forward-looking statements within the meaning of the safe-harbor provisions of the U.S. federal securities laws. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward looking statements. Many of these risks and uncertainties relate to factors that are beyond Ahold's ability to control or estimate precisely, such as future market and economic conditions, the behavior of other market participants, the ability to successfully integrate acquired businesses and achieve anticipate synergies and the actions of government regulators. These and other risk factors are detailed in Ahold's publicly filed reports. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Ahold does not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of these materials.

U.S. Foodservice stockholders are advised to read the tender offer statement regarding the acquisition of U.S. Foodservice referenced in this press release, which will be filed by Ahold Acquisition Inc. and Koninklijke Ahold N.V. with the U.S. Securities and Exchange Commission and the related solicitation/recommendation statement which will be filed by U.S. Foodservice with the Commission. The tender offer statement (including an offer to purchase, letter of transmittal and related tender offer documents) and the solicitation/recommendation statement will contain important information which should be read carefully before any decision is made with respect to the offer. These documents will be made available to all stockholders of U.S. Foodservice, at no expense to them, by contacting information agent, Morrow & Co., Inc. Stockholders please call US 800 566 9061. These documents also will be available at no charge at the SEC's website at www.sec.gov.]